Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Allscripts Healthcare Solutions, Inc. of our report dated February 28, 2011, except for the change in the composition of reportable segments discussed in Note 15 to the consolidated financial statements, as to which the date is March 11, 2013, relating to the financial statements and financial statement schedule, which appears in Allscripts Healthcare Solutions, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

May 28, 2013